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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                      Oxboro Medical International, Inc.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                 [LOGO]

February 12, 1998

TO ALL SHAREHOLDERS OF OXBORO

MEDICAL INTERNATIONAL, INC.

Dear Shareholder:

    As you may know, Kenneth W. Brimmer and Gary Copperud, two shareholders of the Company, have nominated themselves for the Board positions currently held by Larry A. Rasmusson, Oxboro's Chief Executive Officer and Chief Financial Officer, and Dennis L. Mikkelson, Oxboro's Corporate Secretary. We believe that it would be a SERIOUS MISTAKE to elect Mr. Brimmer or Mr. Copperud to the Board of Directors. As we see it, the reasons are compelling:

                       RESULTS HAVE IMPROVED DRAMATICALLY

    Since Mr. Rasmusson became Chief Executive Officer in June, 1997, the Company's performance has improved dramatically:

    - On May 30, 1997, the shares were trading at $ 15/16 per share; on February 11, 1998, the price closed at $2 -- an increase of 113%

    - Oxboro was listed as one of the Top 10 Price Gainers in the upper midwest's small cap stocks in THE PROFITS JOURNAL, November, 1997.

    - During the recently completed first quarter of fiscal year 1998, earnings were 2 1/2 times the earnings in the prior year's first quarter.

    - Fiscal year 1997 sales for Oxboro Medical increased 8%;

    - Fiscal year 1997 sales for Oxboro Outdoors increased approximately 211%;

    - Cash flow turned positive during the second half of fiscal year 1997;

    - Bank debt was reduced from a high of $550,000 to approximately $44,000 by December 31, 1997;

    - Oxboro Outdoors has obtained a license from Major League Baseball to produce products bearing the logos and indicia of the 30 Major League Baseball teams; and

    - Oxboro Outdoors has renewed its license with NFL Properties for an additional two years.

           BRIMMER AND COPPERUD -- SOME OF WHAT THEY HAVEN'T TOLD YOU

    We believe Messrs. Brimmer and Copperud could have been more forthright with you about their backgrounds, including the following trail of judgments and other legal and business problems:

    SHAREHOLDER LAWSUITS

    Mr. Brimmer chose not to tell you about at least four separate shareholder lawsuits which were filed against him and other officers and directors of Rainforest Cafe, Inc. in January of 1998. Some of those lawsuits accuse Mr. Brimmer and the other officers and directors of Rainforest Cafe, Inc., a publicly-held company based in Hopkins, Minnesota, of illegally selling shares in that company on the basis of inside information they obtained as officers or directors. Mr. Brimmer is President, and was formerly the Treasurer, of Rainforest Cafe, Inc. At least one of the complaints alleges that Mr. Brimmer sold 39,400 shares of Rainforest Cafe, Inc. stock, almost 80% of his holdings, at prices ranging from $35.00 to $35.38, for over $1.3 million, approximately two and one-half months before Rainforest Cafe, Inc. announced disappointing results and the share price dropped almost 50%, to $18 3/8.

    BUSINESS PROBLEMS

    Mr. Brimmer might have told you that he was president of Oberweis Securities, a broker/ dealer that ultimately was liquidated by the Securities Investors Protection Corporation (SIPC) in 1990, but he chose not to.

    Gary Copperud has a civil judgment against him in the amount of $361,693.25 in favor of KRG Investment Limited Partnership. That judgment remains unsatisfied.

    From about December 1989 to about September 1993, Gary W. Copperud had an unsatisfied judgment owed to Norwest Bank, Minnesota in the amount of approximately $49,922.37.

    From about March 7, 1991 until about June 1993, Gary W. Copperud had an outstanding judgment owed to Larkin Hoffman Daly & Lindgren in the approximate amount of $21,913.97.

    Gary W. Copperud had a judgment by default in the amount of $7,555.99 entered against him in favor of Graham, Erickson & Moeller. That judgment remains unsatisfied.

    Gary W. Copperud had a judgment by default entered against him in the amount of $15,441.75 in favor of Mahoney & Walling, P.A. That judgment remains unsatisfied.

    IRS JUDGMENT

    From about January 31, 1990 to about February 3, 1994, Gary W. Copperud had an unsatisfied judgment against him owed to the Internal Revenue Service in the amount of approximately $19,072.

    PERSONAL ISSUES

    Mr. Brimmer didn't tell you that he filed for personal bankruptcy in March, 1991.

    Gary W. Copperud had a judgment by default in the amount of $24,727.29 entered against him in favor of United Federal Savings Bank. That judgment remains partially unsatisfied.

    Kenneth W. Brimmer, at one time, had a civil judgment against him in the approximate amount of $8,078.00 to Elizabeth Laing Brimmer, his ex-wife, for failure to pay child support.

    Kenneth W. Brimmer pleaded guilty in January of 1991 to operating a vehicle without insurance.

    Gary William Copperud was charged in September 1989 with four counts of maintaining an unsafe building.
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                 BRIMMER AND COPPERUD LACK RELEVANT EXPERIENCE

    Based upon their proxy materials, neither Mr. Brimmer nor Mr. Copperud has any experience in any of the businesses in which Oxboro is involved. Further, it does not appear that Mr. Brimmer and Mr. Copperud have any specific programs or plans to enhance shareholder value.

    We are confident that the steps already taken by your board, including removing the previous CEO and incurring substantial expenses in fiscal 1997 to end his contract -- and approving Mr. Rasmusson as the new CEO -- have already placed the Company on the path to future success. In fact, we believe that the just reported first quarter results -- earnings were 2 1/2 times those of last year's first quarter -- illustrate that the current strategic plan is already improving results at Oxboro and will lead to improved shareholder value.

    We urge you to vote FOR the election of Messrs. Rasmusson and Mikkelson on Management's WHITE Management Proxy card. PLEASE DO NOT RETURN A BLUE PROXY. If you have already voted a blue Proxy you may change your vote by returning a later dated WHITE Proxy.

    If you would like to discuss any issues in greater detail, please call the Company's Investor Relations Department at (612) 755-9516, or call our Proxy Solicitor, the Altman Group, Inc. at (212) 681-9600 (call collect).

THE BOARD OF DIRECTORS

OF OXBORO MEDICAL

INTERNATIONAL, INC.
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                                   IMPORTANT
                                  DO NOT DELAY

                       PLEASE DATE, SIGN AND COMPLETE THE
                                WHITE PROXY CARD
                         AND RETURN IT IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

         IF YOU HAVE ANY QUESTIONS, OR NEED ASSISTANCE, PLEASE CONTACT:

                                THE ALTMAN GROUP
                                   SUITE 1241
                              60 EAST 42ND STREET
                               NEW YORK, NY 10165
                          212-681-9600 -- CALL COLLECT